Exhibit 10.2
Termination AGREEMENT

by and between
Novocure GmbH, Neuhofstrasse 21, 6340 Baar, Switzerland
(the "Company")
and

Nicolas Leupin, Wasserschöpfi 31, 8055 Zürich, Switzerland
(the "Employee" or "You")
(each a "Party" and collectively the "Parties")

PREAMBLE

The Parties entered into an employment agreement dated 1 February 2024 (the "Employment Agreement") as amended from time to time. The Employment Agreement is governed by Swiss law. The Parties wish to mutually terminate the Employment Agreement and intend to settle all modalities of the termination of the Employment Agreement amicably and on the terms and conditions of this Termination Agreement. Therefore, the Parties enter into the following agreement (the “Termination Agreement"):

1. TERMINATION OF THE EMPLOYMENT AGREEMENT
1.1    The Parties agree to terminate the Employment Agreement as of 4 March 2027 (the "Termination Date"). For the avoidance of doubt, the Termination Date is not subject to any deferment for any reason as listed in article 336c para. 1 CO, including, but not limited to, sickness or accident. For purposes of the parent company’s Omnibus Incentive Plan 2024 (the "Omnibus Plan"), the Termination Date shall constitute the date of “Termination” as defined in the Omnibus Plan.
1.2    You confirm that no other employment relationship (than the one with the Company), no mandate, no agency nor any other legal or contractual relationship exists between you and the Company or its direct and indirect parent companies, their subsidiaries and/or any associated and affiliated entities (each a "Group Company").

2. NON-REPRESENTATION
2.1    As of the Leaving Date (as defined below), you will not actively hold yourself out as an employee, director, officer, agent or attorney of the Company or any Group Company.

3 RELEASE FROM DUTY TO WORK AND SEPARATION BENEFITS

Exhibit 10.2
3.1    You will be responsible for a proper handover of your work activity and are subsequently (from 25 February 2026 at the latest) (the “Leaving Date”) released from your duty to work (the “Garden Leave”).
3.2    Subject to and in consideration of the taking of vacation, the Company reserves the right to call you back to work with reasonable prior notice on an ad hoc basis for any advisory activity during the first three months of Garden Leave.
3.3    Any accrued or accruing vacation as well as any other time entitlements, if applicable, are set off against the time of the Garden Leave.
3.4    If you are released from your work duties for other reasons, for example due to an inability to work, this takes precedence over the Garden Leave.
3.5    You are entitled to take up a new employed, self-employed or other activity during the Garden Leave, provided it is not competitive (the “New Activity”). You are obliged to inform the Company without delay of such New Activity and its commencement date and to provide the Company with supporting evidence.
3.6    The Employment Agreement will automatically end one day before the start of the New Activity (“Early Termination Date”). Any reference in this Termination Agreement to the Termination Date shall refer to the Early Termination Date instead. No further salary payments will be paid after the Early Termination Date.

4. SALARY
4.1    Subject to your compliance with the Employment Agreement and the terms of this Termination Agreement, the Employee's ordinary fixed annual base salary of CHF 460,020 gross, i.e. CHF 38,335 gross per month shall be paid in the regular monthly installments until and including the Termination Date.
4.2    In case of any incapacity to work, you may continue to receive your monthly salary in accordance with statutory laws and/or applicable policies.

5. EXPENSES
5.1    The Company will continue to pay you a flat-rate expense according to the applicable expense reimbursement policy in the amount of CHF 1,400 net per month subject to the terms and conditions of the applicable expense reimbursement policy.
5.2    You shall submit your final expenses claim (if any) latest until three months after the Leaving Date. Any expenses reasonably incurred by you in the performance of your work until the Garden Leave shall be reimbursed the normal way against presentation of the relevant vouchers and receipts.

Exhibit 10.2
5.3    With the Garden Leave, claims to reimbursement of expenses as well as other ancillary benefits associated with the actual performance of work shall cease to apply.

6. BONUS
6.1    Subject to your compliance with the Employment Agreement and the terms of this Termination Agreement, you shall be entitled to a bonus for fiscal year 2025 in an amount based on the new methodology as agreed by the Employee on November 14, 2025 and calculated according to the following formula:

Target Bonus of 50% of your Base Salary of CHF 460,020 (i.e. CHF 230,010) multiplied by the Corporate Performance Factor, whereby the Corporate Performance Factor will be determined by the Compensation Committee of the Board of Directors for the whole Company in February or March 2026 and the bonus shall be payable with your salary payment in March 2026. For the avoidance of doubt, the Corporate Weight (Company Performance Factor) for the Executive Leadership Team (including for the Employee) shall be 100% and the Individual Weight shall be 0% and the bonus payment obligation according to this Section 6.1 shall not be subject to any conditions and not subject to any discretion by the Company.
6.2    For fiscal years 2026 and 2027, you are not entitled to any bonus.

7. EQUITY AWARDS
7.1    Any restricted share units and stock options granted to you under the Omnibus Plan shall vest and be exercisable in accordance with the rules of the Omnibus Plan. You will not be eligible to receive any additional equity-based awards under the Omnibus Plan or such other equity-based long-term incentive compensation plan, program or arrangement generally made available to similarly situated employees.
7.2    The Company confirms that the following unvested equity awards granted by the Parent Company will vest pursuant to their terms and the Omnibus Plan, including the relevant Swiss Sub Plans, as appropriate on or before the Termination Date:

Restricted Share Units:
17,041 vesting Feb 27, 2026
17,041 vesting Feb 27, 2027
18,325 vesting Mar 4, 2026
18,325 vesting Mar 4, 2027

Exhibit 10.2
    Performance-Based Restricted Share Units (if and only if, and only to the extent that these PSUs are paid out to all other executives based on the achievement goals approved by the Parent Company’s Board of Directors or committee thereof):

51,124 vesting Feb 27, 2027

    Options (it is understood that the Options will expire 90 days following the Termination Date):
19,544 vesting Feb 27, 2026 at $16.30 strike
19,543 vesting Feb 27, 2027 at $16.30 strike
20,375 vesting March 4, 2026 at $18.19 strike
20,375 vesting March 4, 2027 at $18.19 strike

8. DEDUCTIONS
8.1    Social security contributions (including pension fund), insurance contributions (in particular, accident insurance and daily sickness benefits insurance, if applicable) as well as withholding tax, if any, owed by you under an agreement, applicable laws and regulations will be deducted from all payments under this Termination Agreement in compliance with the applicable terms and conditions.

9. TAX
9.1    The Company shall issue proper salary statements. The correct filing of income tax returns or other tax statements as may be required under any applicable tax laws, and the payment of the respective income or other taxes, if applicable, is the exclusive responsibility of the Employee.

10. LETTER OF REFERENCE
10.1    Upon request, the Company shall provide the Employee with an interim reference letter. On the Termination Date, the Company shall provide the Employee with a final letter of reference. Both letters shall be excellent reference letters reflecting the Employee’s outstanding performance and impeccable conduct with the Company, including a statement of thanks and regret with respect to the departure of the Employee.

11. COVENANTS
11.1    The Employee agrees that for a period of 9 months after the Termination Date he will not:

Exhibit 10.2
•directly or indirectly, once, occasionally or professionally, under your name or under a third-party name, on behalf of your own or on behalf of third parties’ account compete with the Company or any Group Company; or
•engage in any way in any enterprise competing with the Company or any Group Company;
•or found, assist or promote any business being active in the same line of business as the Company or any Group Company (“Competing Activity”).
11.2    Only Tumor Treating Fields activity excluding any other cancer treatments shall be considered as Competing Activity or “competitive” within the meaning of Section 11.1 and Section 3.5, respectively.
11.3    This non-competition obligation shall apply to the whole territory for which the Employee responsible during the term of the Employment Agreement and/or to the whole territory in which the Employee was working with products of the Company or any Group Company during the Employment Agreement, but at least to the territory of Switzerland and the Swiss market.
11.4    For a period of 9 after the Termination Date, the Employee shall abstain directly or indirectly from:
•enticing away, soliciting or interfering with any co-workers from the Company or any Group Company with whom the Employee was in contact during the Employment Agreement;
•or enticing away, soliciting or interfering with clients or contacts of the Company or any Group Company with whom the Employee was in contact during the last 3 (three) years prior to the Termination Date or about whom the Employee gained knowledge during the Employment Agreement
11.5    The Company is at any time entitled to demand the elimination of the violating condition and in particular to prohibit the Employee from taking up or continuing any employment or other activity that violates this non-competition and non-solicitation clause.
11.6    Further, the Company reserves the right to claim compensation for damages.

12. INTELLECTUAL PROPERTY RIGHTS AND WORK RESULTS
12.1    You confirm that all work results (including but not limited to data, know-how, documentation, concepts, drafts, inventions, works, applications, software, etc.) and all intellectual property rights therein, irrespective of their protectability under the applicable law (including but not limited to trademarks,

Exhibit 10.2
patents, designs, and copyrights) (the foregoing all together Work Results), created by you in the course of the employment relationship (regardless of whether within or outside agreed office or workplaces and within or outside working hours and notwithstanding whether in pursuance or fulfilment of a contractual duty or not, whether individually or with the assistance of any other individual or entity) belong to the Company and have been assigned and irrevocably transferred to the Company.
12.2    If the Company has not become the automatic owner of the Work Results and if the Work Results have not (yet) been transferred or licensed to the Company by law or yourself, you are obliged to irrevocably transfer and assign and hereby transfer and assign said Work Results to the Company. Moreover, you are obliged to take the required actions to have third party’s share in the Work Results, if any, transferred to the Company. If such Work Result cannot be transferred to the Company for any reason whatsoever, you hereby grant the Company an exclusive, worldwide, transferable, unlimited, irrevocable, sub-licensable and royalty-free license to use and exploit the Work Results. Furthermore, you ensure to take the required actions to have third party’s share in the Work Results – if any and if a transfer is not possible – licensed to the Company according to the terms above.
12.3    Further, you waive the right and ensure that any third party waives the right (i) to be mentioned as inventor, author or creator of a Work Result, (ii) to object to any change, modification, revision, translation or alteration of the Work Result or (iii) to determine the first publication of any Work Result.
12.4    You are obliged to take all steps reasonably requested by the Company in order to fulfil your obligations according to the above sections, such as execute any documents, declarations, deeds of assignment or similar as may be requested by the Company for evidence or perfection of the above ownership and/or the rights of the Company. This obligation continues even after the Termination Date.
12.5    Compensation for the transfer or licensing of any and all Work Results according to the above sections, in particular intellectual property rights and/or licensing rights, is fully covered by the Company's payments under the Employment Agreement and this Termination Agreement.

13. CONFIDENTIALITY
13.1    Your obligation to maintain confidentiality pursuant to Section 7b) of the Employment Agreement as well as Art. 321a(4) CO shall remain in full force even after the Termination Date.

Exhibit 10.2
13.2    You undertake not to make any statements to the media unless authorized to do so by the Company.

14. NON-DISPARAGEMENT
14.1    You agree not to disparage the Company and any Group Companies as well as their directors, officers, executives, employees, shareholders, stakeholders, partners, agents, insurers and attorneys (past and present), in any manner likely to be harmful to them or their business, products, business reputation or personal reputation, provided that you shall respond accurately and fully to any question, inquiry or request for information when required by law or order of a competent authority.

15. CONTINUED COOPERATION
15.1    During Garden Leave, you will support the Company and the Group Companies in any (internal) inquiries and investigations, including, but not limited to, provision of testimonies or witnessing.
15.2    During Garden Leave, you will also support the Company and the Group Companies in any lawsuits, civil or public proceedings or other formal procedures in this regard.
15.3    After the Termination Date, it will be in your sole discretion whether to provide any such support, and the Company will pay adequate compensation for such services.

16. RETURN OF PROPERTY
16.1    You shall return any and all property and data (irrespective of the form of their materialization) relating to the Company, its Group Companies and business partners, which you received, which you (co-)created or which otherwise came into your possession or control. This includes in particular, but is not limited to, all computer files and other information containing confidential information, all address lists, customer data, project records, e-mail and other correspondence, reports, contracts, memoranda, minutes and other data, computer hardware and software, credit cards, electronic equipment, business cards, keys and access badges, computer access codes, mobile data carriers and user manuals (the "Material"). For the avoidance of doubt, the Employee’s mobile phone is the Employee's property. The Employee shall retain the associated phone number upon Leaving Date and take over the existing mobile phone plan at his own expense as of the Leaving Date. The

Exhibit 10.2
Company will provide the Employee with any information required to take over the mobile phone plan.
16.2    You must not make any copies, reproductions or extracts of such Material, retain them for your own purposes or make them available to third parties. You must hand over any Material and you must irrevocably delete any electronic Material from any private data carrier upon the Company’s first request, but in any case (and without a specific request) by the Leaving Date.
16.3    You will delete all private files and e-mails from the Company's servers and devices and remove all personal belongings from your office by the Leaving Date.
16.4    The Employee expressly agrees that the Company shall have the right to process all remaining data on any such account, computer, server or data storage should the Company require access thereto.

17. INSURANCES
17.1    By signing this Termination Agreement, you confirm that you have been informed about the possibility of the extension of the accident insurance coverage on the one hand and the individual insurance with the daily benefits insurance of the Company on the other hand, including the relevant deadlines as well as the end of the benefits coverage under the Company’s pension fund.

18. WAIVER AND RELEASE DECLARATION
18.1    By signing this Termination Agreement, you declare that you have no claims against the Company or any Group Company or against any of their employees, directors or officers arising from the Employment Agreement, or from activities which you have performed for the Company or a Group Company except as set out in this Termination Agreement.
18.2    Upon execution and performance of this Termination Agreement neither Party shall have any further claims against the other Party resulting from the Employment Agreement and its termination, except as provided in Section 18.4. The Parties hereby fully release and discharge each other from any and all claims and/or obligations, including, but not limited to, claims, obligations and/or demands related to salary, variable compensation, allowances, expense reimbursements, overtime, vacation, bonuses, commissions, thirteenth month payment, fringe benefits, severance pay, discrimination, harassment, fraud and defamation provisions.

Exhibit 10.2
18.3    This full settlement declaration is applicable on known and unknown claims, irrespective of the nature of such claims or on claims which one of the Parties might not have known or on which one of the Parties might not have thought of, except as provided in Section 18.4. The Parties are aware of the fact that with the signing of this Termination Agreement, they explicitly and irrevocably waive any claims which are not expressly stated within this Termination Agreement.
18.4    The Company agrees that you may enforce the terms of that certain Indemnification Agreement by and between you and NovoCure Limited dated January 1, 2024 (the “Indemnification Agreement”) even after the Termination Date as if the Company were a party to such agreement (as “Company” as defined in the Indemnification Agreement), and the Company agrees that notwithstanding Section 22 of the Indemnification Agreement, as between you and the Company, the Indemnification Agreement will be governed exclusively by and construed under the laws of Switzerland, any reference to Jersey law shall be construed as a reference to Swiss law, Expenses shall include any costs, losses, liabilities and damages and Sections 5, 9 and 13 of the Indemnification Agreement shall not be applicable.

19. FINAL PROVISIONS
19.1    The Employee undertakes to keep the terms of this Termination Agreement strictly confidential and not to disclose them to any third party, unless required by law or any court or governmental authority.
19.2    This Termination Agreement constitutes the complete agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.
19.3    If any provision of this Termination Agreement shall for any reason be or become invalid or unenforceable, the remainder of this Termination Agreement shall not be affected thereby. Rather, the invalid or unenforceable provision shall be replaced by such valid and enforceable provision which best reflects the Parties' original intention.
19.4    You confirm that you had the opportunity to receive independent legal advice regarding this Termination Agreement and have done so or refused to do so at your own volition. You further confirm that you enter into this Termination Agreement voluntarily and willingly.
19.5    Any amendment to or modification of this Termination Agreement, including this provision, shall only be valid if made in writing and signed by both Parties.

Exhibit 10.2
19.6    This Termination Agreement shall in all respects be governed by and construed in accordance with substantive Swiss law (without giving effect to principles of conflicts of laws).
19.7    The offer of this Termination Agreement is valid until seven working days after receipt. Pending the validity of this Termination Agreement the offer is without prejudice, confidential and not for use in court.
19.8    This Termination Agreement shall be deemed to be legally valid as soon as it has been signed by the Parties in writing and delivered to the other Party.
19.9    This Termination Agreement shall be subject to the laws of Switzerland. The exclusive place of jurisdiction for any disputes arising from or in connection with this Termination Agreement and the Indemnification Agreement shall be Zurich, Switzerland.

SIGNATURES

Novocure GmbH

Baar/23 February 2026      /s/ Michael Puri
Place/Date                     Name: Michael Puri
Title: Chief Human Resources Officer

The Employee:

Baar/23 February 2026      /s/ Nicolas Leupin
Place/Date                     Name: Nicolas Leupin